UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 7, 2012 (December 6, 2012)

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements

On December 6, 2012, the Compensation Committee (the “Committee”) of Harris & Harris Group, Inc. (the “Company”) awarded bonuses for 2012 in the amount of $45,000, $35,000, $35,000, $35,000 and $23,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer, Chief Financial Officer and Managing Director; Alexei A. Andreev, Executive Vice President and Managing Director; Misti Ushio, Executive Vice President and Managing Director and Sandra M. Forman, General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary, respectively. The bonuses were awarded based primarily on achievement of certain performance goals that occurred in 2012, and to provide market-competitive total compensation for the named executive officers based on market data provided by the Committee’s independent compensation consultant. The Committee believes that retention of key employees is crucial because of the specialized nature of our business and because increasingly our investment professionals have investment track records.

In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation. We believe that this strategy has provided management and the Committee with the greatest flexibility in managing expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2012	HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer